Exhibit 99.1

Bright Green Corporation Announces the completion of its restructuring plan, withdraws from the Cannabis business and sets course on the production of all DEA Scheduled Controlled Substances

FORT LAUDERDALE, FLORIDA, Feb. 24, 2025 (GLOBE NEWSWIRE) — Bright Green Corporation (OTC: BGXX) (“Bright Green” or the “Company”) announced that on February 24, 2025, on behalf of the Company, Lynn Stockwell has asked the court to approve the “RSA” Restructuring Security Agreement. The highlights of the RSA will provide new equity for the company to pay all creditors with approved claims in full, in addition the Company equity shareholders will retain their interests in the Company and are unimpaired with no dilution.

The Company in its restructuring efforts has entered into an agreement with the DEA to immediately withdraw all Cannabis related renewal applications. This agreement will allow for reinstatement once the Company is satisfied that there is commercial value, and the federal government clarifies a path that will stabilize operations for medical research and possible drug development.

Lynn Stockwell, the new Chief Executive Officer and Chairman of the Board of Directors of the Company also sponsors and manages other public corporations that are building a financial war chest to be used for acquisitions of revenue generating, well managed corporations for the platform of onshoring controlled substance production, API and manufacturing back to the U.S.

Stockwell said, “the Company will not canvas equity and then jeopardize shareholder value by the uncertainty of the United States Cannabis industry, currently this is not a business where normal banking is prohibited. I have reset the course for Bright Green to become the first mover in the production of legal Controlled Substances for medical purpose establishing a reliable API supply chain”

These legal controlled substances have never been produced commercially in the United States. The critical supply is imported from countries where diversion and quality controls are not a priority.

Lynn Stockwell continues, “this new federal administration is actively positioning Bright Green to participate in the production, drug manufacturing and prescription drug delivery back to the United States. This creates an opportunity for Bright Green where the drugs purchased in the United States has a total addressable market of hundreds of billions of dollars. With likely tariffs protecting this new American industry and supply contracts the company will move forward to implement its planned owner/operator operations for a $3.5 billion dollar investment. The owner/operators will implement this capital to build new DEA and FDA compliant mega farms for the production facilities to produce controlled substances that can supply quality API by contract for the MADE IN AMERICA supply chain. Each American farmer owner/operator will have access to federal loan guarantees to support the new infrastructure that is expected to create thousands of new jobs for the infrastructure construction while fostering the Company’s EB-5 program with investment through legal immigration for this new business. The Company will continue its exclusive partnership with Asia Capital Pioneer Group Inc to help support its EB-5 marketing efforts across Asia and the world.”

Gurvinder Singh will rejoin the Company as General Manager responsible for the EB-5 program administered by Bright Green Regional Center LLC and help direct the Company forward.

The Company’s planned revenue is from contracts for production of controlled substances and EB-5 investment, the $800,000 investment from applicants seeking a green card administered by the USCIS EB-5 program that could generate significant capital from qualified applicants that seek entry into the United States through legal immigration.

The Company believes that the timing for both revenue streams will create this opportunity and Bright Green Corporation will reset in a very positive way immediately.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management as of such date. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. Such forward looking statements include, but are not limited to, the ability of the Company to implement the Plan and raise funds under the Company’s EB-5 program, the impact that new officers, directors and employees may have on the Company and the Company’s business and results of operations. The Company’s actual results could differ materially from those stated or implied

Source:

Bright Green Corporation

401 E Las Olas Blvd #1400

Fort Lauderdale, Florida 33301

(833) 658-1799

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Source:	Bright Green Corporation

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